Exhibit 21.1

List of Subsidiaries of Transocean Partners LLC

Subsidiary	Jurisdiction of Formation
Triton RIGP DCL Holdings Limited	Cayman Islands
Triton RIGP DIN Holdings Limited	Cayman Islands
Triton RIGP DD3 Holdings Limited	Cayman Islands
Triton RIGP DCL Holdco Limited	England and Wales
Triton RIGP DIN Holdco Limited	England and Wales
Triton RIGP DD3 Holdco Limited	England and Wales
Transocean RIGP DCL OpCo Limited	Cayman Islands
Transocean RIGP DIN OpCo Limited	Cayman Islands
Transocean RIGP DD3 OpCo Limited	Cayman Islands
Transocean RIGP DCL LLC	Delaware
Transocean RIGP DIN LLC	Delaware
Transocean RIGP DD3 LLC	Delaware